Exhibit 99(a)

Esurance Inc.

401(k) Plan

Financial Statements
December 31, 2007 and 2006

ESURANCE INC.

401(k) PLAN

Financial Statements and Supplemental Schedule

December 31, 2007 and 2006

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and
Plan Administrator of the
Esurance Inc.

401(k) Plan

We have audited the financial statements of the Esurance Inc. 401(k) Plan (the Plan) as of December 31, 2007 and 2006, and for the years then ended, as listed in the accompanying table of contents.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Plan’s internal control over financial reporting.  Our audits included consideration over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule, as listed in the accompanying table of contents, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Mohler, Nixon & Williams
MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California

June 26, 2008

ESURANCE INC.

401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2007	2006

Assets:
Investments, at fair value	$19,282,678	$12,325,814
Participant loans	565,988	417,108

Net assets available for benefits at fair value	19,848,666	12,742,922

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	8,926	28,996

Net assets available for benefits	$19,857,592	$12,771,918

See notes to financial statements.

ESURANCE INC.

401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Year ended	Year ended
	December 31,	December 31,
	2007	2006

Additions to net assets attributed to:
Investment income:
Dividends and interest	$1,141,469	$387,008
Net realized and unrealized appreciation/(depreciation) in fair value of investments	(41,818)	839,882

	1,099,651	1,226,890

Contributions:
Employer’s	1,631,189	1,066,797
Participants’	5,633,761	3,200,491

	7,264,950	4,267,288

Transfers:
Transfer into the plan	—	307,532

Total additions	8,364,601	5,801,710

Deductions from net assets attributed to:
Withdrawals and distributions	1,256,704	868,680
Administrative expenses	22,223	20,314

Total deductions	1,278,927	888,994

Net increase in net assets	7,085,674	4,912,716

Net assets available for benefits:
Beginning of year	12,771,918	7,859,202

End of year	$19,857,592	$12,771,918

See notes to financial statements.

ESURANCE INC.

401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 1 - THE PLAN AND ITS SIGNIFICANT ACCOUNTING POLICIES

General - The following description of the Esurance Inc. 401(k) Plan (the Plan) provides only general information.  Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

The Plan is a defined contribution plan that was established in 2000 by Esurance, Inc. (the Company) to provide benefits to eligible employees, as defined in the Plan document.  The Plan is currently designed to be qualified under the applicable requirements of the Internal Revenue Code, as amended, and the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

The Company is a wholly-owned subsidiary of White Mountains Insurance Group, Ltd. (the Parent).

During 2007, certain employees of New Jersey Skylands Insurance Company (NJS), transferred to Esurance. New Jersey Skylands Insurance Company is partially owned by the Parent. Effective July 1, 2007, all eligible NJS employees were allowed to participate in the Plan.

On December 4, 2006, the assets of AutoOne Insurance Company (AutoOne), a sister company of Esurance, of approximately $308,000 were transferred out of the OneBeacon 401(k) Savings Plan into the Plan. OneBeacon Insurance Group is another subsidiary of the Parent. Effective November 1, 2006, all eligible transferred AutoOne employees were allowed to participate in the Plan.

Administration - The Company has appointed an Administrative Committee (the Committee) to manage the operation and administration of the Plan.  The Company has contracted with MG Trust Company (MG Trust), also known as Matrix Capital Bank, to act as custodian and with Digital Retirement Solutions, Inc. (DRS), to act as the third-party administrator, process and maintain the records of participant data.  Substantially all expenses incurred for administering the Plan are paid by the Company.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

Basis of accounting - The financial statements of the Plan are prepared on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the financial statements and accompanying notes.  Actual results could differ from those estimates.

Forfeited accounts - Forfeited nonvested accounts will be used to pay Plan expenses or to reduce future employer contributions.

Investments - Investments of the Plan are held by MG Trust and invested based solely upon instructions received from participants.

The Plan invests in the White Mountains Insurance Unitized Stock Fund, which comprises common shares of the Parent and small amounts of non-interest bearing cash.

The Plan’s investments in the common/collective trust, mutual funds, and common stock are valued at fair value as of the last day of the Plan year, as measured by quoted market prices or as reported by MG Trust for the common/collective trust.  Participant loans are valued at cost, which approximates fair value.

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attributable for that portion of the net assets available for benefits of a defined contribution plan attributable to fully-benefit responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

The statement of net assets available for benefits presents the adjustment of certain fully benefit responsive investment contracts from fair value to contract value. The statements of changes in net assets available for benefits are prepared on a contract value basis.

Income taxes - The Plan has adopted a prototype plan that has received an opinion letter from the Internal Revenue Service.  The Company believes that the Plan is operated in accordance with, and qualifies under, the applicable requirements of the Internal Revenue Code and related state statutes, and that the trust, which forms a part of the Plan, is exempt from federal income and state franchise taxes.

Risks and uncertainties - The Plan provides for various investment options in any combination of investment securities offered by the Plan.  Investment securities are exposed to various risks, such as interest rate, market fluctuations and credit risks.  Due to the risk associated with certain investment securities, it is at least reasonably possible that changes in market values, interest rates or other factors in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

New Accounting Pronouncement – In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Plan is assessing the impact of adopting SFAS No. 157.

NOTE 2 - RELATED PARTY TRANSACTIONS

Certain Plan investments are managed by MG Trust, the trustee of the Plan.  Any purchases and sales of these funds are performed in the open market at fair value.  Such transactions, while considered party-in-interest transactions under ERISA regulations, are permitted under the provisions of the Plan and are specifically exempt from the prohibition of party-in-interest transactions under ERISA.

As allowed by the Plan, beginning March 17, 2006, participants may elect to invest a portion of their account in the unitized stock fund of White Mountains Insurance Group, Ltd.  Aggregate investment in Parent company common stock at December 31, 2007 and 2006 was as follows:

Date	Number of Shares	Fair Value
2007	338.57	$174,042
2006	139.93	$81,080

NOTE 3 - PARTICIPATION AND BENEFITS

Participant contributions - Participants may elect to have the Company contribute their eligible pre-tax compensation to the Plan up to the amount allowable under the Plan document and current income tax regulations.  Participants who elect to have the Company contribute a portion of their compensation to the Plan agree to accept an equivalent reduction in taxable compensation.  Contributions withheld are invested in accordance with the participant’s direction.  If a participant does not make an election to contribute pre-tax compensation or waive contribution, there is a Plan provision for automatic enrollment at a 3% contribution level.

Participants are also allowed to make rollover contributions of amounts received from other tax-qualified employer-sponsored retirement plans.  Such contributions are deposited in the appropriate investment funds in accordance with the participant’s direction and the Plan’s provisions.

Employer contributions - The Company is allowed to make discretionary matching and profit sharing contributions as defined in the Plan and as approved by the Board of Directors.  During 2007 and 2006, the Company matched 50% of participant’s deferrals up to 6% of eligible compensation.  No discretionary profit sharing contribution has been made for the year ended December 31, 2007 or 2006.

Vesting - Participants are immediately vested in their contributions.  Participants are fully vested in the employer’s discretionary matching and profit sharing contributions allocated to their account after three years of credited service.

Participant accounts - Each participant’s account is credited with the participant’s contribution, Plan earnings or losses and an allocation of the Company’s contributions, if any.  Allocations of the Company’s contributions are based on participant contributions or eligible compensation, as defined in the Plan.

Payment of benefits - Upon termination, the participants or beneficiaries may elect to leave their account balance in the Plan, or receive their total benefits in a lump sum.  The Plan does not allow for the automatic lump sum distribution nor automatic IRA rollover of participant vested account balances.

Loans to participants - The Plan allows participants to borrow not less than $1,000 and up to the lesser of $50,000 or 50% of their vested account balance.  The loans are secured by the participant’s vested balance.  Such loans bear interest at the available market financing rates and must be repaid to the Plan within a five-year period, unless the loan is used for the purchase of a principal residence in which case the maximum repayment period is up to 30 years.  The specific terms and conditions of such loans are established by the Committee.  Outstanding loans at December 31, 2007 carry interest rates ranging from 6.25% to 10.25%.

NOTE 4 - INVESTMENTS

The following table presents the fair values of the investment funds that include 5% or more of the Plan’s net assets at December 31:

	2007	2006
Wells Fargo Stable Return Fund	$2,958,164	$2,042,141
Davis NY Venture Fund	1,515,011	1,175,543
MFS International New Discovery Fund	1,423,115	1,214,605
PIMCO Total Return Fund	—	671,476
American Funds Growth Fund R3	—	957,106
John Hancock Classic Value Fund	1,088,404	952,124
Munder Mid-Cap Core Growth A Fund	1,351,475	895,985
Oppenheimer Small & Mid Cap Value Fund	1,252,953	778,418
Thornburg International Value Fund	1,436,555	673,538
Black Rock S&P 500 Index	1,162,621	—
American Funds Growth Fund R4	1,500,214	—
American Funds EuroPacific R4	1,298,389	—
Janus Advisor Forty Fund	1,183,090	—
American Funds Bond Fund Am R4	1,166,029	—
Other funds individually less than 5% of net assets	2,512,646	3,381,986

Assets held for investment purposes	$19,848,666	$12,742,922

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows for the years ended December 31:

	2007	2006

Mutual funds	$(120,303)	779,495
Common stock	(12,545)	4,329
Common/collective trust	91,030	56,058

	$(41,818)	$839,882

NOTE 5 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31:

	2007	2006

Net assets available for benefits per the financial statements	$19,857,592	$12,771,918

Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(8,926)	(28,996)

Net assets available for benefits per the Form 5500	$19,848,666	$12,742,922

NOTE 6 - PLAN TERMINATION OR MODIFICATION

The Company intends to continue the Plan indefinitely for the benefit of its participants; however, it reserves the right to terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA.  In the event the Plan is terminated in the future, participants would become fully vested in their accounts.

SUPPLEMENTAL SCHEDULE

Esurance Inc.	EIN: 26-0034575
401(k) PLAN	PLAN #001

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2007

		Description of investment including maturity
	Identity of issue, borrower, lessor or similar party	date, rate of interest, collateral, par or maturity value	Current value

	Cash	Non-interest bearing	$24,350
*	Wells Fargo Stable Return Fund	Common/Collective Trust	2,958,164
	Davis NY Venture Fund	Mutual Fund	1,515,011
	MFS International New Discovery Fund	Mutual Fund	1,423,115
	Janus Advisor Forty Fund	Mutual Fund	1,183,090
	American Funds Growth Fund R4	Mutual Fund	1,500,214
	John Hancock Small Cap Fund	Mutual Fund	586,296
	John Hancock Classic Value Fund	Mutual Fund	1,088,404
	American Funds Bond Fd Am R4	Mutual Fund	1,166,029
	Munder Mid-Cap Core Growth A Fund	Mutual Fund	1,351,475
	Oppenheimer Small & Mid Cap Value Fund	Mutual Fund	1,252,953
	Thornburg International Value Fund	Mutual Fund	1,436,555
	Black Rock S&P 500 Index	Mutual Fund	1,162,621
	American Funds EuroPacific R4	Mutual Fund	1,298,389
*	White Mountains Insurance Unitized Stock	Company Stock Fund	174,042
	Goldman Sachs Mid Cap Value Fund	Mutual Fund	812,639
	DWS Dreman Small Cap Value Fund	Mutual Fund	184,934
	Davis Real Estate Fund	Mutual Fund	164,397
*	Participant loans	Interest rates ranging from 6.25% to 10.25%	565,988

*		Total	$19,848,666

*      Party-in-interest